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                                   EXHIBIT 5.1




                               Goulston & Storrs
                              400 Atlantic Avenue
                        Boston, Massachusetts 02110-3333
                                 (617) 482-1776

                                 July 10, 1998


Tweeter Home Entertainment Group, Inc.
40 Hudson Road
Canton, MA 02021

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 3,116,500 shares of Common Stock, $.01 par value (the "Shares"), of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, on the one hand, and BT Alex. Brown, PaineWebber Incorporated, and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, as representatives of the several underwriters named in such Underwriting Agreement, on the other hand.

      We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate in connection with this opinion letter.

      We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware. Based upon the foregoing, we are of the opinion that upon the filing with the Secretary of State of the State of Delaware of the Company's Amended and Restated Certificate of Incorporation in the form approved by the Company's Board of Directors on June 1, 1998, the Shares will have been duly authorized and, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.



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      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                             Very truly yours,


                                             /s/ Goulston & Storrs, P.C.





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